April 24, 2014

NewBridge Bancorp

1501 Highwoods Boulevard, Suite 400

Greensboro, NC 27410

Re:	NewBridge Bancorp

Registration Statement on Form S-8

Ladies and Gentlemen:

As counsel for NewBridge Bancorp, a North Carolina corporation (the “Registrant”), we furnish the following opinion in connection with the proposed issuance by the Registrant of up to 1,356,251 shares of Class A Common Stock, no par value per share ("Common Stock"), to be issued under the CapStone Bank 2006 Incentive Stock Option Plan, the CapStone Bank 2006 Nonstatutory Stock Option Plan, the Patriot State Bank 2007 Incentive Stock Option Plan and the Patriot State Bank 2007 Nonstatutory Stock Option Plan (collectively, the “Plans”) in accordance with the Agreement and Plan of Combination and Reorganization among the Registrant, NewBridge Bank and CapStone Bank, dated November 1, 2013 (the “Merger Agreement”).

These securities are the subject of the Registration Statement on Form S-8 to be filed by the Registrant with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), to which this opinion is to be attached as an exhibit.

As counsel to the Registrant, we have examined originals or copies of its Articles of Incorporation and Bylaws, each as amended, its minute book, certain certificates and written statements of officers of the Registrant, certain certificates of public officials, the Merger Agreement, the Plans and such other documents and records of the Registrant as we have deemed necessary for the purpose of giving the opinion hereinafter expressed. Based on such examinations, it is our opinion that the shares of Common Stock of the Registrant that are being registered pursuant to the Registration Statement may be legally issued upon Board approval in accordance with the Registrant’s Articles of Incorporation and Bylaws, each as amended, and when so issued and duly delivered against payment therefor pursuant to the Plans, as described in the Registration Statement, such shares will be legally issued, fully paid and nonassessable.

NewBridge Bancorp

April 24, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the 1933 Act or the regulations promulgated pursuant to the 1933 Act.

This opinion is limited to the federal laws of the United States and the laws of the State of North Carolina, and no opinion is expressed as to the laws of any other jurisdiction.

Our opinion is as of the date hereof, and we do not undertake to advise the Registrant of matters that might come to our attention subsequent to the date hereof that may affect our legal opinion expressed herein.

Sincerely yours,

BROOKS, PIERCE, MCLENDON,
HUMPHREY & LEONARD, L.L.P.

By:	/s/ Iain MacSween
Iain MacSween